News Release

CONTACTS:
Investors:
   Joe Selner, Chief Financial Officer
   920-491-7120
Media:
   Jonathan Drayna, Corporate Communications
   920-431-8032

          Associated conducts accelerated share buyback and advances balance sheet initiative
          • Board approves additional share repurchases of up to 5% of outstanding shares
          • Four million shares repurchased under accelerated share repurchase transaction
          • Wholesale funding reduction plan increased

         GREEN BAY, Wis. – March 13, 2006 – Associated Banc-Corp (Nasdaq: ASBC) announced today that its Board of Directors authorized the repurchase of up to 5 percent of Associated’s outstanding shares, or approximately 6.8 million shares. Prior to this new authorization, the company had approximately 2.6 million shares remaining under a 2003 authorization.

        Today, Associated also repurchased 4 million shares, or approximately 2.9 percent of its outstanding common stock. Associated purchased the shares from UBS AG London Branch under an accelerated share repurchase program at $33.89 per share, for a total cost of $135.6 million.

        The accelerated share repurchase program enables Associated to purchase the shares immediately, while UBS may purchase shares in the market over a period of up to four months. The repurchased shares are subject to a future purchase price adjustment expected to be settled following a period of up to four months, when Associated may receive, or be required to pay, a price adjustment based on an adjusted weighted average price as defined in its repurchase agreement with UBS.

        After the accelerated repurchase announced today, the 2003 authorization is completed and approximately 5.4 million shares remain available under the March 2006 repurchase authorization.

        Associated also said it plans to increase the company’s wholesale funding reduction initiative announced last October from a range of $1.0 to $1.5 billion to up to $2.0 billion. In addition to using cash flows from maturing investments, the company has identified approximately $0.7 billion of investments (approximately 15 percent of total investment securities), which will be sold in March. The sale of these investments, coupled with the sale of certain equity securities, will result in no pre-tax loss in the first quarter. Proceeds from these securities sales will be used principally to reduce wholesale funding and repurchase stock in accordance with the company’s initiative.

        Associated President and CEO Paul S. Beideman said, “We are continuing to actively manage our balance sheet to reduce the level of wholesale funding. When this initiative is completed, we expect to reduce our ratio of wholesale funding to total funding from 34 percent at Sept. 30, 2005, to a percentage level in the upper twenties. The accelerated repurchase of shares keeps the initiative accretive to shareholders.

        “The interest rate environment and resultant competitive pressures we expect to experience in the first half of 2006 will make achieving consensus earnings estimates challenging. However, these initiatives announced today are designed to improve our margin potential going forward and should position us for improved earnings momentum into the future,” Beideman said.

        Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $22 billion. Associated has more than 320 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

        Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.